EXHIBIT 4-mm


                          CERTIFICATE OF AMENDMENT OF
                            CERTIFICATE OF TRUST OF
                             MSDW CAPITAL TRUST IV

         This Certificate of Amendment of Certificate of Trust of MSDW Capital Trust IV (the "Trust"), dated as of September 24, 2001, is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, under Chapter 38 of Title 12 of the Delaware Code (12 Del. C. ss. 3801 et seq.) (the "Act").

         (i) Name. The name of the business trust is MSDW Capital Trust IV.

         (ii) Amendment of Trust. The Certificate of Trust of the Trust is hereby amended to change the name of the Trust to Morgan Stanley Capital Trust IV.

         (iii) Effective Date. This Certificate of Amendment of Certificate of Trust of the Trust shall be effective upon filing with the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of Certificate of Trust of the Trust in accordance with Section 3811(a)(2) of the Act as of the date first written above.


                                         THE BANK OF NEW YORK (DELAWARE),
                                         not in its individual capacity
                                         but solely as Delaware Trustee


                                         By:      /s/ William T. Lewis
                                                  --------------------------
                                         Name:    William T. Lewis
                                         Title:   Senior Vice President